Exhibit 99.1

BioTime Announces Issuance of U.S. Glycosan Hydrogel Patent

ALAMEDA, Calif.--(BUSINESS WIRE)--May 10, 2011--BioTime, Inc. (NYSE Amex:BTX) announced today the issuance of United States patent number 7,928,069 covering certain aspects of the composition of Glycosan hydrogels. The patent and related patent family members, assigned to the University of Utah, are licensed to BioTime’s subsidiary OrthoCyte Corporation for the manufacture of research products and for therapeutic uses when combined with human cells by BioTime or its subsidiaries. The patent is of strategic value to the BioTime family of companies because it provides protection for formulations of a number of stem cell-based cellular therapies that may be developed using the Glycosan hydrogels, as well as for a stand-alone medical device designated HyStem®-Rx.

The patent covers the thiol modification of extracellular matrix proteins such as collagen and gelatin, while another pending United States patent application in this patent family covers the thiol modification of hyaluronate and includes uses of the hydrogels in medicine. Related patent applications also are pending outside of the United States in the European Union, Canada, Japan, and Australia.

"This patent represents the first U.S. patent to issue that covers Glycosan hydrogels, including among other things, HyStem®-Rx, a product slated for near-term development as a medical device for the delivery of cells," said Michael D. West, Ph.D., President and Chief Executive Officer of BioTime. "Our subsidiary OrthoCyte Corporation is already utilizing HyStem® hydrogels in the development of stem cell-based products for the treatment of osteoarthritis.”

HyStem®-Rx is a biocompatible hydrogel that mimics the extracellular matrix in which cells reside. As an injectable product, HyStem®-Rx may address an immediate need in cosmetic and reconstructive surgery and other procedures by improving the process of transplanting adipose (fat) cells or other adult stem cells. Adult stem cell types such as adipose stem cells obtained from a patient through liposuction can be transplanted back into the same patient in another location in the body, without the risk of rejection associated with the transplant of donor tissues. However, the transplantation of cells without the molecular matrix in which cells normally reside often leads to widespread cell death or the failure of the transplanted cells to remain at the transplant site. The transplant of cells in HyStem®-Rx may resolve these hurdles by localizing the transplanted cells in the intended location, and providing a three-dimensional form for the cells to rebuild normal tissue. HyStem®-Rx may have use in other emerging cell and tissue transplant therapies, such as those derived from human embryonic stem and induced pluripotent stem cells, and applications in a number of conditions including osteoarthritis, brain tumors, stroke, bone fractures, and wounds.

For more information on OrthoCyte, please visit our website at www.orthocyte.com, and for more information on the Glycosan product line please see www.glycosan.com.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer, including using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime’s newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime’s research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com